CHIEF COMPLIANCE OFFICER AGREEMENT

         THIS CHIEF COMPLIANCE OFFICER AGREEMENT ("Agreement") is executed as of this ___ day of September, 2004, by and between U.S. Bancorp Fund Services, LLC ("Service Provider"), Matrix Advisors Value Fund, Inc. ("Corporation"), and Robert M. Slotky ("Compliance Officer").

                                    RECITALS

         The United States Securities and Exchange Commission ("SEC") has issued regulations, including Rule 38a-1 ("Rule") promulgated under the Investment Company Act of 1940, as amended (the "1940 Act"), requiring investment companies such as the Corporation to designate an individual in accordance with the Rule to be responsible for administering written policies and procedures that are designed to prevent violation of federal securities laws by the Corporation.

         The Corporation currently delegates various management and administrative functions of the Corporation to the Service Provider, and the Compliance Officer is currently employed by the Service Provider.

         The Corporation desires to designate the Compliance Officer as the individual responsible for administering the Corporation's policies and procedures under the Rule, and the Compliance Officer desires to be designated as such individual, on the terms and conditions set forth herein.

         The parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which the Compliance Officer acts on behalf of the Corporation under this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, the Service Provider, the Corporation, and the Compliance Officer (collectively, "Parties") agree as follows:

                                    ARTICLE I

                     DESIGNATION AS CHIEF COMPLIANCE OFFICER

         1.1 TERM. The Corporation designates and appoints Compliance Officer to perform the duties specified in Section 1.2, below, and Compliance Officer accepts the designation and appointment of the Corporation, for a one (1) year period commencing on the date specified above ("Initial Term") and ending on _______________, 2005, subject to earlier termination as set forth in Article III, below. Following the expiration of the Initial Term, this Agreement shall be automatically renewed for successive one (1) year periods (collectively, "Renewal Terms"; individually, "Renewal Term") unless, at least 30 calendar days prior to the expiration of the Initial Term or the then current Renewal Term, the Service Provider, the Corporation or the Compliance Officer provides the other parties with a written notice of intention not to renew, in which case this Agreement shall terminate as of the end of the Initial Term or said Renewal Term, as applicable. If this Agreement is renewed, the terms of this Agreement during such Renewal Term, including the termination provisions set forth in
Article III, below, shall be the same as the terms in effect immediately prior to such renewal, subject to any such changes or modifications as mutually may be agreed among the Parties as evidenced in a written instrument signed by the Service Provider, the Corporation and the Compliance Officer.

         1.2 POSITION AND DUTIES RESPECTING THE CORPORATION. Compliance Officer shall be designated and appointed by the Board of Directors of the Corporation ("Corporation Board"), including a majority of the Board members who are not "interested persons" of the Corporation under the 1940 Act, to the position of Chief Compliance Officer of the Corporation to administer the policies and procedures of the Corporation's funds as listed in the schedule attached here to as Exhibit A under the Rule, and, provided that Compliance Officer is not serving as an officer of the Corporation covered by the Corporation's directors and officers liability insurance policy ("D&O Policy") and the indemnification provisions in the Corporation's Articles and Bylaws, shall also be designated and appointed by the Corporation Board as a Vice President of the Corporation so as to be covered by the D&O Policy and the Corporation's indemnification provisions for acts or omissions arising during Compliance Officer's tenure as Chief Compliance Officer of the Corporation. With respect to the duties and responsibilities specified by the Rule respecting chief compliance officers, Compliance Officer shall be subject to the authority of, and shall report to, the Corporation Board. The Compliance Officer's duties and responsibilities to the Corporation shall include all those specified in Exhibit B to this Agreement and such other duties and responsibilities as may be assigned from time to time by the Corporation Board. The Corporation understands and agrees that the Compliance Officer may, during the Initial Term or any Renewal Term, provide services as a chief compliance officer under the Rule for other investment companies and investment advisers, provided that the Compliance Officer complies with the terms of Article IV, below.

         1.3 SERVICE PROVIDER EMPLOYMENT. The Corporation and the Compliance Officer understand and agree that the Compliance Officer will remain an employee of the Service Provider for all purposes (including, but not limited to, compensation, state and federal income tax withholding, state and federal unemployment tax and withholding, workers' compensation, employee benefits and other terms and conditions of employment) pursuant to the terms and conditions established by the Service Provider from time to time and that the Compliance Officer will not be entitled to receive any compensation or benefits directly from the Corporation; provided, however, that Compliance Officer shall be covered by the Corporation's D&O Policy for acts or omissions arising during Compliance Officer's tenure as Chief Compliance Officer of the Corporation. The Compliance Officer agrees that the Service Provider may provide the Corporation with information respecting the Compliance Officer's compensation and other terms and conditions of the Compliance Officer's employment with the Service Provider as they exist from time to time. The Corporation acknowledges that, prior to the Initial Term of this Agreement, it has been informed by the Service Provider of the Compliance Officer's compensation from the Service Provider and certifies that the Compliance Officer's compensation is approved by the Corporation Board, including a majority of the Board members who are not "interested persons" of the Corporation under the 1940 Act (after review of such relevant information as the Corporation Board required of the Service Provider). The Corporation shall, as often as required by the Rule, certify that the Compliance Officer's compensation is approved by the Corporation Board, including a majority of the Board members who are not "interested persons" of the Corporation under the 1940 Act, after review of any information requested by the Corporation Board from the Service Provider. Subject to the provisions of
Article III, below, nothing in this Agreement shall be construed to limit the right of the Compliance Officer or the Service Provider to terminate their employment relationship at any time with or without notice or reason.


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


         1.4 UNDUE INFLUENCE PROHIBITED. The Service Provider agrees to comply with the provisions of Rule 38a-1(c) under the 1940 Act with respect to any termination or other employment-related actions regarding the Compliance Officer.

         1.5 STANDARD OF CARE. The Compliance Officer agrees to carry out his/her duties and responsibilities under this Agreement in a reasonably careful, prudent and competent manner.

                                   ARTICLE II

                                  COMPENSATION

         2.1 INITIAL ANNUAL FEE. The Corporation agrees to pay the Service Provider an annual fee of Fifty Thousand Dollars ($50,000.00) for the services provided by the Compliance Officer to the Corporation during the Initial Term of this Agreement. The Service Provider will invoice the Corporation for the entire amount of the first year annual fee within ten (10) business days following the start of the Initial Term, and the Corporation agrees to pay the entire amount of this annual fee within 30 calendar days following its receipt of a billing invoice from the Service Provider respecting such fee.

         2.2 RENEWAL TERM ANNUAL FEE. No later than 60 calendar days prior to the end of the Initial Term or any subsequent Renewal Term, the Service Provider will notify the Corporation of the annual fee to be paid by the Corporation to the Service Provider for the services provided by the Compliance Officer under this Agreement during any subsequent Renewal Term. The Service Provider will invoice the Corporation for the entire amount of this annual fee within ten (10) business days following the start of such Renewal Term, and the Corporation agrees to pay the entire amount of this annual fee within 30 calendar days following its receipt of a billing invoice from the Service Provider respecting such fee; provided, however, that, should the Corporation fail to agree to such Renewal Term annual fee, it shall notify the Service Provider no later than 30 calendar days prior to the expiration of the Initial Term or the then current Renewal Term and such notice shall constitute a notice of non-renewal of this Agreement pursuant to Section 1.1, above.

         2.3 EXPENSES. The Corporation will reimburse the Service Provider for all reasonable and necessary expenses incurred by the Compliance Officer in the course of the performance of the Compliance Officer's duties and responsibilities pursuant to this Agreement such as travel expenses, overnight courier, postage, long distance telephone and photocopying, but not the services of other professionals such as lawyers and accountants. The Service Provider will invoice the Corporation for the cost of such expenses within ten (10) business days following the first day of each month during the term of this Agreement, and the Corporation agrees to pay the entire amount of such invoiced expenses within 30 calendar days following its receipt of a billing invoice from the Service Provider.

         2.4 ADDITIONAL FUNDS. The Corporation agrees that the Compliance Officer's duties and responsibilities under this Agreement extend only to those funds listed in Exhibit A to this Agreement. The Corporation further agrees that any changes or modifications to the funds listed in Exhibit A may occur only by mutual agreement among the Parties as evidenced in a written instrument signed by the Service Provider, the Corporation and the Compliance Officer and any addition to the funds listed in Exhibit A may result in an adjustment to the then current annual fee in an amount to be determined by mutual consent of the Corporation and the Service Provider.



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

                                   ARTICLE III

                                   TERMINATION

         3.1      TERMINATION RIGHTS.

                  (a) TERMINATION BY THE CORPORATION. Subject to Section 3.2, below, the Corporation Board (which must include a majority of the Corporation Board's directors who are not "interested persons" of the Corporation, as such term is defined in the 1940 Act) may terminate the Compliance Officer's designation and appointment as the Corporation's Chief Compliance Officer, and, if applicable, Vice President, and all of the Parties' obligations under this Agreement at any time and for any reason in accordance with the Rule upon the provision of written notice to the Service Provider and the Compliance Officer. The Parties understand and agree that only the Corporation Board (and not the Service Provider) may terminate the Compliance Officer's designation and appointment as Chief Compliance Officer, and, if applicable, Vice President, under this Section 3.1(a). For purposes of this Section 3.1(a), the "Termination Date" will be the date upon which the Service Provider actually receives such written notice from the Corporation.

                  (b) TERMINATION DUE TO SEPARATION OF COMPLIANCE OFFICER'S EMPLOYMENT WITH THE SERVICE PROVIDER. Subject to Section 3.2, below, all of the Parties' obligations under this Agreement terminate upon the end, for whatever reason, of the Compliance Officer's employment with the Service Provider. The Compliance Officer understands, acknowledges and agrees that upon the end, for whatever reason, of his or her employment with the Service Provider, the Service Provider will provide the Corporation with written notice of the separation of the Compliance Officer's employment, the reasons for such separation and any other information that the Corporation may require regarding such separation. For purposes of this Section 3.1(b), the "Termination Date" will be the date upon which the Corporation actually receives such written notice from the Service Provider.

(c) TERMINATION BY DEATH. Subject to Section 3.2, below, all of the Parties' obligations under this Agreement terminate automatically, effective immediately and without the need for notice upon the Compliance Officer's death. For purposes of this Section 3.1(c), the "Termination Date" will be the date of the Compliance Officer's death.

(d) TERMINATION DUE TO NON-RENEWAL. Subject to Section 3.2, below, all of the Parties' obligations under this Agreement terminate upon the non-renewal, for whatever reason and by whatever party, of this Agreement pursuant to Section 1.1, above, effective at the end of the Initial Term or the then current Renewal Term during which such notice of non-renewal is provided pursuant to Section 1.1, above.


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

(e) TERMINATION BY SERVICE PROVIDER. Subject to Section 3.2, below, the Service Provider may terminate all of the Service Provider's obligations under this Agreement at any time the Corporation engages in any act or omission constituting Cause (as defined below) by giving notice to the Corporation and the Compliance Officer stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Service Provider may designate. "Cause" shall mean any of the following: (i) the Corporation has materially breached this Agreement or any other agreement to which Corporation and the Service Provider are parties or has materially breached any other obligation or duty owed to the Service Provider, and any such breach has not been cured within a reasonable period; (ii) the Corporation has taken any action reasonably likely to result in discredit to or loss of business, reputation or goodwill of the Service Provider; or (iii) either the Service Provider or the Corporation have terminated any service agreements to which they are both parties; provided, however, that in exercising its right to terminate under this Section 3.1(e), the Service Provider is complying with, and not violating, the Rule.


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


         3.2      RIGHTS UPON TERMINATION.

                  (a) SECTION 3.1(A) TERMINATION. If the Compliance Officer's designation and appointment as the Corporation's Chief Compliance Officer, and, if applicable, Vice President, is terminated pursuant to Section 3.1(a), above, the Parties shall have no further rights against each other under this Agreement, except for (i) the right of the Corporation to receive a refund from the Service Provider of a prorated portion of the annual fee paid by the Corporation for the term of this Agreement in effect on such Termination Date, prorated for any portion of the term prior to such Termination Date, which portion shall be retained by the Service Provider, (ii) the right of the Service Provider to receive payment from the Corporation of all reasonable and necessary expenses incurred by the Compliance Officer in the course of the performance, through the Termination Date, of the Compliance Officer's duties and responsibilities pursuant to this Agreement and (iii) the rights of the Parties under Article IV, below.

                  (b) SECTIONS 3.1(B) AND (C) TERMINATIONS. The Parties understand, acknowledge and agree, that, upon termination of the Compliance Officer under Section 3.1(b), above, the Compliance Officer will no longer be employed by the Service Provider but will continue as the designated Chief Compliance Officer, and, if applicable, Vice President, of the Corporation exclusively under terms and conditions which the Compliance Officer and the Corporation may negotiate independent of the Service Provider and this Agreement. If the Compliance Officer's employment with the Service Provider is terminated pursuant to Sections 3.1(b) or (c), above, the Parties shall have no further rights against each other under this Agreement, except for (i) the right of the Corporation to receive a refund from the Service Provider of a prorated portion of the annual fee paid by the Corporation for the term of this Agreement in effect on such Termination Date, prorated for any portion of the term prior to such Termination Date, which portion shall be retained by the Service Provider, (ii) the right of the Service Provider to receive payment from the Corporation of all reasonable and necessary expenses incurred by the Compliance Officer in the course of the performance, through the Termination Date, of the Compliance Officer's duties and responsibilities pursuant to this Agreement and
(iii) the rights of the Parties under Article IV, below.

                  (c) SECTION 3.1(D) TERMINATION. If this Agreement is terminated by non-renewal pursuant to Section 1.1, above, the Parties shall have no further rights against each other under this Agreement, except for (i) the right of the Service Provider to receive payment from the Corporation of all reasonable and necessary expenses incurred by the Compliance Officer in the course of the performance, through the end of the Initial Term or the Renewal Term, as applicable, of the Compliance Officer's duties and responsibilities pursuant to this Agreement and (ii) the rights of the Parties under Article IV, below.
                  (d) SECTION 3.1(E) TERMINATION. If this Agreement is terminated by the Service Provider pursuant to Section 3.1(e), above, the Parties shall have no further rights against each other under this Agreement, except for (i) the right of the Corporation to receive a refund from the Service Provider of a prorated portion of the annual fee paid by the Corporation for the term of this Agreement in effect on such Termination Date, prorated for any portion of the term prior to such Termination Date, which portion shall be retained by the Service Provider, (ii) the right of the Service Provider to receive payment from the Corporation of all reasonable and necessary expenses


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



incurred by the Compliance Officer in the course of the performance, through the Termination Date, of the Compliance Officer's duties and responsibilities pursuant to this Agreement and (iii) the rights of the Parties under Article IV, below; provided, however, that the Compliance Officer will continue as the designated Chief Compliance Officer, and, if applicable, Vice President, of the Corporation exclusively under terms and conditions which the Compliance Officer and the Corporation may negotiate independent of the Service Provider and this Agreement.

                                   ARTICLE IV

                         CONFIDENTIALITY; NONCOMPETITION

         4.1. CONFIDENTIALITY OBLIGATIONS. During the term of the Compliance Officer's designation and appointment as the Corporation's Chief Compliance Officer under this Agreement, the Compliance Officer will not directly or indirectly use or disclose any Confidential Information or Trade Secrets except in the interest and for the benefit of the Service Provider and the Corporation. After the termination, for whatever reason, of the Compliance Officer's designation and appointment as the Corporation's Chief Compliance Officer, the Compliance Officer will not directly or indirectly use or disclose any Trade Secrets unless such information ceases to be deemed a Trade Secret by means of one of the exceptions set forth in Section 4.3(c), below. For a period of two
(2) years following termination, for whatever reason, of the Compliance Officer's designation and appointment as the Corporation's Chief Compliance Officer, the Compliance Officer will not directly or indirectly use or disclose any Confidential Information, unless such information ceases to be deemed Confidential Information by means of one of the exceptions set forth in Section 4.3(c), below.

4.2 RESTRICTIONS ON COMPETITION DURING EMPLOYMENT BY SERVICE PROVIDER. During the Compliance Officer's employment by the Service Provider, the Compliance Officer shall not directly or indirectly compete against the Service Provider, or directly or indirectly divert or attempt to divert Customers' business from the Service Provider. This prohibition includes work by the Compliance Officer as chief compliance officer under the Rule for any other service provider, investment company or investment advisor that is not conducted through the Service Provider.

         4.3      DEFINITIONS.

                  (a) TRADE SECRET. The term "Trade Secret" shall have that meaning set forth under applicable law. This term is deemed by the Service Provider and the Corporation to specifically include all computer source code created by or for the Service Provider and/or the Corporation and any confidential information received from a third party with whom the Service Provider and/or the Corporation have a binding agreement restricting disclosure of such confidential information.



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

                  (b) CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean all non-Trade Secret or proprietary information of the Service Provider and/or the Corporation which has value to the Service Provider and/or the Corporation and which is not known to the public or the competitors of the Service Provider and/or the Corporation, generally, including, but not limited to, new products, customer lists, pricing policies, employment records and policies, operational methods, marketing plans and strategies, product development techniques and plans, business acquisition plans, methods of manufacture, technical processes, designs, inventions, research programs and results, and source code.

                  (c) EXCLUSIONS. Notwithstanding the foregoing, the terms "Trade Secret" and "Confidential Information" shall not include, and the obligations set forth in this Agreement shall not apply to, any information which: (i) can be demonstrated by the Compliance Officer to have been known by the Compliance Officer prior to the Compliance Officer's employment by the Service Provider; (ii) is or becomes generally available to the public through no act or omission of the Compliance Officer; (iii) is obtained by the Compliance Officer in good faith from a third party who discloses such information to the Compliance Officer on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by the Compliance Officer outside the scope of the Compliance Officer's employment by the Service Provider and the Compliance Officer's duties under this Agreement without use of Confidential Information or Trade Secrets.

                  (d) CUSTOMER. The term "Customer" shall mean any individual or entity for whom the Service Provider has provided services or products or made a proposal to provide services or products.

         4.4 RETURN OF RECORDS. Upon termination, for whatever reason, of this Agreement pursuant to Article III or Section 1.1, above, or upon request by the Service Provider and/or the Corporation at any time, the Compliance Officer shall immediately return to the Service Provider and/or the Corporation, as applicable, all documents, records, and materials belonging and/or relating to the Service Provider and/or the Corporation, and all copies of all such materials. Upon termination, for whatever reason, of this Agreement pursuant to
Article III or Section 1.1, above, or upon request by the Service Provider and/or the Corporation at any time, the Compliance Officer further agrees to destroy such records maintained by the Compliance Officer on the Compliance Officer's own computer equipment.

         4.5 SCOPE OF RESTRICTIONS. By entering into this Agreement, the Compliance Officer acknowledges the nature of the business of the Service Provider and the Corporation and the nature and scope of the restrictions set forth in this Article IV, including specifically Wisconsin's Uniform Trade Secrets Act, presently ss. 134.90(1)(c), Wis. Stats. The Compliance Officer acknowledges and represents that the scope of the restrictions are appropriate, necessary and reasonable for the protection of the business, goodwill, and property rights of the Service Provider and the Corporation. The Compliance Officer further acknowledges that the restrictions imposed will not prevent the Compliance Officer from earning a living in the event of, and after, termination, for whatever reason, of the Compliance Officer's employment with the Service Provider or of the Compliance Officer's designation and appointment as Chief Compliance Officer with the Corporation. Nothing herein shall be deemed to prevent the Compliance Officer, after termination of the Compliance Officer's employment with the Service Provider or designation and appointment as Chief Compliance Officer with the Corporation, from using general skills and knowledge gained while employed by the Service Provider or while serving as Chief Compliance Officer for the Corporation.

         4.6 PROSPECTIVE EMPLOYERS. The Compliance Officer agrees, during the term of any restriction contained in this Article IV, to disclose this Agreement to any future or prospective employer. The Compliance Officer further agrees that the Service Provider and/or the Corporation may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer.

         4.7 EFFECT OF TERMINATION. Notwithstanding any termination of this Agreement, the Compliance Officer shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of this Agreement.

         4.8 EFFECT OF BREACH. In the event that the Compliance Officer breaches any provision of this Article IV, the Compliance Officer agrees that the Service Provider and/or the Corporation may recover from the Compliance Officer any damages suffered as a result of such breach and recover from the Compliance Officer any reasonable attorneys' fees or costs it incurs as a result of such breach. In addition, the Compliance Officer agrees that the Service Provider and/or the Corporation may seek injunctive or other equitable relief as a result of a breach by the Compliance Officer of any provision of this Article IV.

                                    ARTICLE V

                               GENERAL PROVISIONS

         5.1 NOTICES. Unless otherwise specified in this Agreement, any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested) or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed party may have substituted by notice pursuant to this Section 5.1):

                               (a) If to the Service Provider:

                               U.S. BANCORP FUND SERVICES, LLC 615 E. MICHIGAN STREET MILWAUKEE, WI 53202 Attn: MIKE MCVOY

                               (b) If to the Corporation:

                               MATRIX ADVISORS VALUE FUND, INC.
                               747 THIRD AVENUE, 31ST FLOOR
                               NEW YORK, NY  10017

                               Attn:  DAVID KATZ


                               (c) If to the Compliance Officer:

                               ROBERT M. SLOTKY
                               C/O U.S. BANCORP FUND SERVICES, LLC
                               2020 E. FINANCIAL WAY, SUITE 100
                               GLENDORA, CA  91741

Unless otherwise specified in this Agreement, such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

         5.2 ENTIRE AGREEMENT. This Agreement contains the entire understanding and the full and complete agreement of the Parties and supersedes and replaces any prior understandings and agreements among the Parties, with respect to the subject matter hereof.

         5.3 INJUNCTIVE RELIEF. The Parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief.

         5.4 HEADINGS. The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

         5.5 CONSIDERATION. Execution of this Agreement is a condition of the Compliance Officer's designation and appointment as Chief Compliance Officer with the Corporation and such designation and appointment and the consideration received by the Compliance Officer under this Agreement constitutes the consideration for the Compliance Officer's undertakings hereunder.

         5.6 AMENDMENT. This Agreement may be altered, amended or modified only in a writing, signed by all of the Parties hereto.

         5.7 ASSIGNABILITY. This Agreement and the rights and duties set forth herein may not be assigned by the Compliance Officer, but may be assigned by the Service Provider and/or the Corporation, in whole or in part. This Agreement shall be binding on and inure to the benefit of each party and such party's respective heirs, legal representatives, successors and assigns.

         5.8 SEVERABILITY. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein. Nothing in this provision shall contemplate any blue-penciling prohibited under Wis. Stat. ss. 103.465.

         5.9 WAIVER OF BREACH. The waiver by any party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

         5.10 GOVERNING LAW; CONSTRUCTION. This Agreement shall be governed by the internal laws of the State of Wisconsin, without regard to any rules of construction concerning the draftsman hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

                               U.S. BANCORP FUND SERVICES, LLC:



                               (Signature)

                               By:
                                (Name)
                                _____________________
                                (Title)

                               Matrix Advisors Value Fund, Inc.:



                               (Signature)

                               By:
                               (Name)
                               _____________________
                               (Title)

                               COMPLIANCE OFFICER:


                               --------------------------------------
                               (Signature)  Robert M. Slotky






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

                                    EXHIBIT A

SCHEDULE OF FUNDS OF CORPORATION FOR WHICH COMPLIANCE OFFICER IS DESIGNATED AND APPOINTED TO THE POSITION OF CHIEF COMPLIANCE OFFICER


FUND NAME                                              DATE OF APPOINTMENT
---------                                              -------------------


Matrix Advisors Value Fund, Inc.

                                    EXHIBIT B

The Compliance Officer's duties and responsibilities to the Corporation under this Agreement shall be as follows:

- To administer the Corporation's written policies and procedures approved by the Corporation Board in accordance with the Rule.

- To report directly to the Corporation Board on a regular basis, and at least annually, to provide the Corporation Board with a written report on the operation of the Corporation's policies and procedures and those of its service providers. The report must address at a minimum: (1) the operation of the policies and procedures of the Corporation and each service provider since the last report, (2) any material changes to the policies and procedures since the last report, (3) any recommendations for material changes to the policies and procedures as a result of the annual review (the report should discuss the Corporation's particular compliance risks and any changes that were made to the policies and procedures to address newly identified risks), and (4) any material compliance matters since the date of the last report. Serious compliance issues must, however, be brought to the Corporation Board's attention promptly, and therefore cannot be delayed until an annual report.

 - To meet in executive session with the independent directors on the Corporation Board at least once per year, without anyone else (such as management or interested directors) present (other than any independent counsel to the independent directors).

 - To ensure that the Corporation complies with the recordkeeping requirements of the Rule, either directly or through contractual arrangements with the Service Provider and its affiliates.

 - Such other duties and responsibilities as may be assigned from time to time by the Corporation Board.